Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of May 9, 2022, is entered into by and among the undersigned and amends that certain Agreement and Plan of Merger, dated as of November 7, 2021 (the “Merger Agreement”), by and among Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”), and FiscalNote Holdings, Inc., a Delaware corporation (the “Company” and together with the DSAC Parties, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Merger Agreement.

WHEREAS, Section 12.11 of the Merger Agreement provides that the Merger Agreement may be amended in whole or in part by a duly authorized agreement in writing executed by each of the Parties;

WHEREAS, the Parties wish to enter into this Amendment to amend the Merger Agreement pursuant to Section 12.11 thereof, upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Amendment, (i) the applicable persons are entering into amendments to certain of the Ancillary Agreements as described in more detail below, (ii) the applicable persons are entering into the Debt Commitment Letter (as defined below); and (iii) the PIPE Subscription Agreements are being terminated.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Amendment to the Merger Agreement.

(a)	Amendments Related to the Termination of the PIPE Subscription Agreements:

(i)   Annex B to the Merger Agreement (Form of Newco Bylaws) is hereby amended by deleting the proviso in the definition of Locked Up Shares therein related to shares purchased pursuant to the PIPE Subscription Agreements;

(ii)   Annex D (Sponsor Letter Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in Section 2, Section 5(b) and Section 6(a)(i) thereof, and the parties to the Sponsor Letter Agreement are concurrently delivering an amendment to such effect concurrently with this Amendment;

(iii)   Annex E (Backstop Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in Section 2(b) thereof and providing for the issuance of Newco Bonus Shares to the Purchasers (as defined in the Backstop Agreement) in new Section 2(d) thereof, and the parties to the Backstop Agreement are concurrently delivering an amendment to such effect concurrently with this Amendment;

(iv)   Annex F (Form of Amended and Restated Registration Rights Agreement) to the Merger Agreement is hereby amended by deleting the references to the PIPE Financing in the Recitals and Section 2.02(b)(ii) and Section 5.06 thereof;

(v)   The Merger Agreement is hereby amended by deleting the eleventh recital of the Merger Agreement in its entirety;

(vi)  The Merger Agreement is hereby amended by adding a recital as follows:

“WHEREAS, in connection with and concurrently with the execution and delivery of the Debt Commitment Letter, the PIPE Subscription Agreements are being terminated;”;

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(vii)    The Merger Agreement is hereby amended by entitling Section 6.19 “Backstop Agreement”, deleting Section 6.19(a) in its entirety and deleting references to the PIPE Financing in Section 6.19(c);

(viii)   The Merger Agreement is hereby amended by deleting Section 8.03 (PIPE Subscription Agreements) in its entirety;

(ix)     The Merger Agreement is hereby amended by deleting Section 10.01(g) (Net Tangible Assets) in its entirety and inserting the following in lieu thereof:

“DSAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the DSAC Share Redemption and the transactions contemplated by the Backstop Agreement.”; and

(x)     The Merger Agreement is hereby amended by deleting all references to the “PIPE Financing”, “PIPE Financing Amount”, “PIPE Investors” and “PIPE Subscription Agreements” in the following Sections:

(A)	Section 1.01 (Definitions);

(B)	Section 6.15 (Employees and Employee Benefit Plans);

(C)	Section 8.01(b) (Conduct of the Business); and

(D)	Section 9.05(a) (DSAC Shareholder Approval).

(b)	Amendments Related to the Debt Commitment Letter:

(i)	The Merger Agreement is hereby amended by adding a recital as follows:

“WHEREAS, that certain First Amendment to Agreement and Plan of Merger is being entered into by and among the Parties concurrently with the execution and delivery of the Debt Commitment Letter;”;

(ii)	Section 1.01 (Definitions) of the Merger Agreement is hereby amended as follows:

(1)   The definition of “Available Cash” is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all DSAC Share Redemptions), plus (ii) the amount (if any) by which the aggregate proceeds actually received by the Company or any of its Subsidiaries pursuant to the Debt Financing exceeds $75,000,000 (i.e., the amount in excess of the $75,000,000 funded by Runway Growth Finance Corp. prior to the date of the Debt Commitment Letter), plus (iii) if applicable, the net amount of proceeds actually received by DSAC pursuant to the Backstop Agreement, minus (iv) the lesser of (A) the Company Transaction Expenses and (B) $5,000,000, minus (v) the lesser of (A) the DSAC Transaction Expenses and (B) $30,000,000.”;

(iii)	The Merger Agreement is hereby amended by adding a new Section 5.27 as follows:

“Debt Commitment Letter.

(a)   As of May 9, 2022, the Company has delivered to DSAC a true, accurate and complete copy of (i) the fully executed debt commitment letter dated as of May 9, 2022, including all amendments, exhibits, attachments, appendices and schedules thereto as of May 9, 2022 (the “Debt Commitment Letter”) from Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (the “Debt Financing Sources”) relating to their commitment, subject to the conditions set forth therein, to lend to FiscalNote, Inc., a Delaware corporation, and the other Persons named therein as “Borrowers” the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated hereby, and (ii) the fully executed fee letter in connection with the Debt Commitment Letter (the “Fee Letter”).

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(b)    As of May 9, 2022, the Debt Commitment Letter, in the form so delivered to DSAC, is in full force and effect and is a legal, valid and binding obligation of, as applicable, FiscalNote, Inc. and, to the knowledge of the Company, the other parties thereto, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally. As of the date of thereof, in each case, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of the Company, no such withdrawal, termination or restriction is contemplated. The Company or a Subsidiary thereof has fully paid any and all fees, if any, that are payable on or prior to the date thereof under the Debt Commitment Letter.

(c)    As of May 9, 2022, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of FiscalNote, Inc. or, to the knowledge of the Company, any other parties thereto, under the Debt Commitment Letter. As of May 9, 2022, assuming the conditions set forth in this Agreement are satisfied, the Company does not have any reason to believe that the Debt Financing will not be available to the Borrowers on the Closing Date. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to the Borrowers, as applicable, on the terms therein (other than to the extent resulting from any amendments, modifications and/or waivers implemented in compliance with Section 7.08).

(d)    There are no side letters or other oral or written Contracts related to the funding of the Debt Financing pursuant to the Debt Commitment Letter to which the Company or any of its Affiliates is a party, other than (i) as expressly set forth in the Debt Commitment Letter and the Fee Letter, (ii) customary engagement letter(s) and non- disclosure agreement(s) and (iii) those entered in compliance with Section 7.08.”; and

(iv)	The Merger Agreement is hereby amended by adding a new Section 7.08 as follows:

“Debt Financing.

(a)    During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Commitment Letter, including using commercially reasonable efforts to: (i) comply with and maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto (“Financing Agreements”), (iii) comply with and perform the obligations applicable to the Company or any Subsidiary thereof pursuant to the Debt Commitment Letter, (iv) satisfy (or cause to be satisfied) on a timely basis all conditions applicable to the Company or any Subsidiary thereof in the Debt Commitment Letter that are within their respective control, and (v) draw down on and consummate the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived.

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(b)    During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, if the Company becomes aware that any portion of the Debt Financing has become, or is reasonably likely to be, unavailable at Closing, (i) the Company shall promptly so notify DSAC, and (ii) the Company shall use commercially reasonable efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions (including “flex” provisions) not materially less favorable (as reasonably determined by the Company) to the Company and its Subsidiaries than those contained in the Debt Commitment Letter, in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Agreements” and together with the Debt Commitment Letter and the Financing Agreements, each a “Debt Financing Document”); provided that, for the avoidance of doubt, none of the Company nor any of its Subsidiaries shall be required to execute any Alternative Debt Financing Agreement or arrange for such Alternate Debt Financing on terms and conditions (including “flex” provisions) which are materially less favorable (as reasonably determined by the Company) to the Company and its Subsidiaries than those included in the Debt Commitment Letter. The Company shall deliver to DSAC promptly (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Agreement. Any reference in this Section 7.08 to (A) the “Debt Financing” shall be deemed to include the debt financing contemplated by the Debt Financing Documents to the extent so amended, restated, supplemented, replaced, substituted or modified pursuant to this Section 7.08, including any Alternative Debt Financing, (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Debt Financing Documents to the extent then in effect) and (C) any reference in this Agreement to “Fee Letter” shall be deemed to include any Fee Letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Debt Financing Documents to the extent then in effect).

(c)            During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, the Company shall give DSAC prompt written notice: (i) of any amendment to or modification of any Debt Financing Document;provided that none of the Company nor any of its Subsidiaries shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Debt Financing Document without the prior written consent of DSAC if such amendments, modifications or waivers would (A) reduce the aggregate amount of the Debt Financing or (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner which would reasonably be expected to (1) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or (2) adversely impact in any material respect the ability of the Company or any of its Subsidiaries to enforce its rights against the other parties to Debt Commitment Letter; (ii) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter known to the Company; (iii) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Debt Commitment Letter of any provisions of the Debt Commitment Letter; and (iv) of any underfunding of any amount under the Debt Commitment Letter. Prior to the Closing, at the request of DSAC, the Company shall keep DSAC informed on a reasonably current basis in reasonable detail of the status of the Company’s and its Subsidiaries’ efforts to obtain the Debt Financing or Alternative Debt Financing. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by the Company, any of its Subsidiaries or any of their Affiliates be a condition to any of DSAC’s obligations under this Agreement, subject to the applicable conditions set forth in Article 10.

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(d)    During the period from May 9, 2022 through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 11.01, DSAC and its Subsidiaries shall, and shall use their commercially reasonable efforts to cause their directors, officers, employees and representatives, including legal and accounting representatives, to use commercially reasonable efforts to, at DSAC’s sole expense, provide to the Company and its Subsidiaries such cooperation reasonably requested by the Company that is reasonably necessary and customary in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of DSAC or its Subsidiaries), including on, to the extent customary and reasonable for the Debt Financing, (i) cooperating in the preparation, negotiation, execution and delivery of any definitive financing documents (including any loan agreement, guarantees, pledge agreements, security documents, amendments to loan agreements, and currency or interest hedging agreement, (in each case, including any schedules and exhibits thereto and any related deliverables in connection therewith)) as may be reasonably requested by the Company and (ii) facilitating the pledging of collateral; provided that the effectiveness of any definitive financing documents to be executed and delivered pursuant to clause (i) above or collateral or security granted pursuant to clause (ii) above, and any obligations of DSAC or any of its Subsidiaries thereunder, shall be contingent upon the occurrence of the Effective Time; and (iii) furnishing the Company, no later than eight (8) Business Days prior to the Closing Date, with all documentation and other information as has been reasonably requested by the Company prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent it or any Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for DSAC and its Subsidiaries regarding beneficial ownership in relation to such company prior to the Closing.

(e)    For the avoidance of doubt, in no event may any provision of this Agreement be enforced against any Debt Financing Source.”

(c)    Amendments Related to Potential NYSE Listing: The following provisions of the Merger Agreement are hereby amended by replacing each instance of “NYSE” with the phrase “NYSE or NASDAQ”:

(i)	The definition of “Trading Day”;

(ii)	The definition of “VWAP”;

(iii)	Section 8.02;

(iv)	Sections 9.01(a) and 9.01(b); and

(v)	Section 10.01(b).

(d)    Amendment Related to the Termination Date: Section 11.01(b) (Termination) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

“by either the Company or DSAC if the Closing shall not have occurred on or before August 7, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement results in the failure of the Closing to be consummated by such date;”.

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(e)    Amendment Related to the Newco Bonus Shares: The Merger Agreement is hereby amended by adding a new Section 5.27 as follows:

“Issuance of Newco Common Stock to Non-Redeeming Shareholders and Backstop Purchasers.

(a)    Immediately prior to the Effective Time, subject to Section 4.07(c), Newco shall issue (i) to each holder of each share of Newco Class A Common Stock converted from a DSAC Class A Ordinary Share pursuant to Section 2.03(a) for which the DSAC Shareholder Redemption Right has not been exercised as of immediately prior to the Effective Time (“Non-Redeeming Shares”) the Newco Bonus Shares in respect of such Non-Redeeming Shares and (ii) to each Purchaser (as such term is defined in the Backstop Agreement) the Newco Bonus Shares in respect of such Purchaser’s Backstop Purchase Shares (as such term is defined in the Backstop Agreement) (“Backstop Purchase Shares”) pursuant to the Backstop Agreement.

(b)    For purposes of this Agreement,

“Newco Bonus Share Ratio” means the quotient of (i) 10,000,000 divided by (ii) the aggregate number of issued and outstanding DSAC Class A Ordinary Shares immediately prior to giving effect to the DSAC Shareholder Redemption Right.

“Newco Bonus Shares” means (i) with respect to each Non-Redeeming Share, a number of shares of Newco Class A Common Stock equal to the Newco Bonus Share Ratio, and (ii) with respect to each Backstop Purchase Share, a number of shares of Newco Class A Common Stock equal to the Newco Bonus Share Ratio.”

(f)    Amendment Related to the Earn-Out: Section 1.01 (Definitions) of the Merger Agreement is hereby amended as follows:

(i)    adding the in applicable alphabetical order the following new definition:

““Triggering Event 0” means the date on which the VWAP is greater than or equal to $10.50 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Newco Class A Common Stock occurring after the Closing and upon or prior to the applicable Triggering Event) for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.” and

(ii)    amending the definition of “Triggering Events” to read in its entirety as follows: ““Triggering Events” means Triggering Event 0, Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.

2.    Effect of Amendment. Except as set forth herein, all other terms and provisions of the Merger Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Merger Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Merger Agreement, as amended by this Amendment, shall mean November 7, 2021.

3.     Construction. This Amendment shall be governed by all provisions of the Merger Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.     Entire Agreement. This Amendment and the Merger Agreement constitute the entire agreement between the Parties on the subject matter contained herein and therein. In the event of a conflict between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.

5.    Counterparts. This Amendment may be executed and delivered, including by portable document format (.PDF), in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to Merger Agreement to be duly executed as of the date hereof.

DUDDELL STREET ACQUISITION CORP.

By:	/s/ Manoj Jain
	Name:	Manoj Jain
	Title:	Director

GRASSROOTS MERGER SUB, INC.

By:	/s/ Manoj Jain
	Name:	Manoj Jain
	Title:	Director

[Signature Page to First Amendment to Agreement and Plan of Merger]

FISCALNOTE HOLDINGS, INC.

By:	/s/ Tim Hwang
	Name:	Timothy Hwang
	Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]